Exhibit 99.1

- 8 King Street East, Suite 208 – Toronto, Ontario, Canada – M5C 1B5 -
- Tel: 416-361-9640 - Fax: 416-361-0883

COLOMBIA GOLDFIELDS PROVIDES UPDATE ON PROPOSED
MARMATO MOUNTAIN LOWER ZONE ACQUISITION

TORONTO, Ontario, (November 3, 2008): Colombia Goldfields Ltd. (or the "Company") (TSX: GOL / OTCBB: CGDF) announced today that its proposed acquisition of Mineros Nationales S.A. (Mineros), the owner of the Zona Baja (Lower Zone) of Marmato Mountain, has been terminated by Mineros. Colombia Goldfields will continue to evaluate its holdings in the Zona Alta (Upper Zone) of Marmato Mountain, where it has established a preliminary NI 43-101 compliant resource of 2.6 million ounces of gold based on the first 12,186 meters (68 holes) of its drilling program, 1,165 meters of cross-cut samples (115 cross-cuts) and 504 meters of individual underground samples. To date, Colombia Goldfields has completed 46,000 meters of drilling on Zona Alta.

"Due to the recent turmoil in worldwide financial markets and the resulting reluctance of investors to participate in the exploration sector, we have been unable to raise the required capital to complete the purchase of Zona Baja," said J. Randy Martin, Vice Chairman and CEO, Colombia Goldfields Ltd. "We thank Mineros for its patience during this period, during which Mineros extended the closing date several times. When capital markets improve, we may re-examine the viability of acquiring Zona Baja. In the meantime, we will turn our full attention to Zona Alta."

Colombia Goldfields previously provided a deposit guarantee in the amount of US $2.5 million and an advance of US $7.0 million against the purchase price of US $35 million. Mineros will retain both of these amounts as a result of the termination.

The Company continues to evaluate its financial strategy. Management is assessing a number of strategic options to meet its long-term project development goals.

About Colombia Goldfields

Colombia Goldfields is traded in the US under the symbol CGDF, on the Toronto Stock Exchange under the symbol GOL, and in Germany under the symbol C2B. Further information about the Company's is available at www.colombiagoldfields.com, EDGAR at www.sec.gov and SEDAR at www.sedar.com under the Company's profile.

For more information please contact:

Randy Martin, Vice Chairman and CEO
Colombia Goldfields Ltd.,
8 King Street East, Suite 208,
Toronto, Ontario, M5C 1B5.
T: 416-361-9640
F: 416-361-0883
info@colombiagoldfields.com
www.colombiagoldfields.com

Investor Relations:

Martti Kangas V.P. Corporate Development
Colombia Goldfields, Ltd.
Tel: + 1 416-361-9640
martti@colombiagoldfields.com

Disclaimer

This release contains forward-looking statements that are based on the beliefs of the Company’s management and reflect the Company’s current expectations as contemplated under section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended. When used in this release, the words "estimate, "project," "believe," "anticipate," "intend," "expect," "plan," "predict," "may," "should," "will," "can," the negative of these words, or such other variations thereon, or comparable terminology, are all intended to identify forward-looking statements. Such statements reflect the current views of Colombia Goldfields with respect to future events based on currently available information and are subject to numerous assumptions, risks and uncertainties, including, but not limited to, risks and uncertainties pertaining to development of mining properties, changes in economic conditions and other risks, uncertainties and factors, which may cause the actual results, performance, or achievement expressed or implied by such forward-looking statements to differ materially from the forward looking statements.